Nicor Inc.
Form 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
February 24, 2006	Contact:	Mark Knox, re: N-955
630 388-2529
	Media Contact:	Don Ingle
630 388-2939

NICOR ANNOUNCES 2005 PRELIMINARY EARNINGS AND 2006 ANNUAL OUTLOOK

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported preliminary twelve months ended December 31, 2005 net income, operating income and diluted earnings per common share of $136.3 million, $201.7 million and $3.07, respectively. This compares to net income, operating income and diluted earnings per common share for the same period in 2004 of $75.1 million, $137.7 million and $1.70, respectively.

Both twelve-month periods were impacted by noteworthy items. 2005 results for the twelve month period include the effects of a fourth quarter income tax benefit of approximately $17 million ($.38 per share after-tax) related to the repatriation of foreign earnings, and $29.9 million pretax ($.41 per share after-tax) of D&O insurance recoveries, including earnings thereon, net of a shareholder derivative settlement announced on January 25, 2005. The D&O insurance recoveries were received in connection with the aforementioned derivative settlement and a securities class action settlement announced in April 2004. Absent the impact of these items, 2005 twelve-month results would have been $2.28 per share. 2004 financial results for the twelve-month period included a $38.5 million pretax litigation charge ($.52 per share after tax) relating to the settlement of the securities class action; absent this charge, 2004 twelve-months results would have been $2.22 per share.

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Earnings for the 2005 twelve-month period, compared to 2004, increased as a result of the D&O insurance recoveries, net of the cost of the shareholder derivative settlement; the repatriation income tax benefit; and the absence of last year’s litigation settlement charge. 2005 earnings for the twelve-month period also reflect higher operating results in the company’s shipping business and lower corporate costs, offset in part by lower operating results in the company’s gas distribution business and other energy-related ventures.

“Overall, I am pleased with Nicor’s 2005 performance and the steps we have taken toward supporting our long-term objectives,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer. “During 2005, we made significant progress toward rebuilding the earnings of our primary business, Nicor Gas, by obtaining our first base rate increase in nearly 10 years, and by controlling departmental operating and maintenance costs. Our shipping business had an exceptional year on an operating basis. In addition, we completed our repatriation of foreign earnings under the American Jobs Creation Act of 2004 resulting in a significant 2005 tax benefit, and we completed a reorganization, effective in January 2006, of our shipping business that will provide an opportunity for future tax savings. Finally, our other energy-related ventures continued to make progress.”

For the fourth-quarter 2005 preliminary net income, operating income and diluted earnings per common share were $62.0 million, $73.3 million and $1.40, respectively. This compares to fourth-quarter 2004 net income, operating income and earnings per common share of $47.7 million, $79.9 million and $1.08, respectively.

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The fourth quarter 2005 financial results included the income tax benefit associated with the repatriation of foreign earnings under provisions of the American Jobs Creation Act (the Jobs Act) of $17 million, or $.38 per share. Fourth-quarter 2005 earnings, as compared to the same period in 2004, also reflect higher operating results in company’s gas distribution business and other energy-related ventures, which were more than offset by lower operating results in the company’s shipping business and higher corporate-related costs.

Details regarding 2005 twelve-months-ended and fourth-quarter financial results compared to 2004 follow:
•	Gas distribution operating income for the twelve months ended December 31, 2005 decreased to $116.9 million from $130.8 million in 2004. The year-to-date decline is due primarily to:
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Higher operating and maintenance costs ($19.9 million) including the impact of higher bad debt expense, increased storage-related natural gas costs and natural gas and fuel costs to operate company equipment and facilities, partially offset by lower net legal and claims costs;

-	Higher depreciation ($5.7 million); lower property sale gains ($5.5 million); and lower natural gas deliveries unrelated to weather (about $6 million).
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Partially offsetting these negative factors were the impact on revenues of higher average distribution rates ($12.8 million), due primarily to new tariffs filed in the fourth quarter 2005 to implement a base rate increase; and increased natural gas deliveries due to colder weather (about $4 million).

After consideration of the impacts of the rate order on gas distribution revenues and operating and maintenance expenses, the fourth quarter rate increase added approximately $9 million to gas distribution operating income.

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•	For the 2005 fourth quarter, gas distribution operating income increased to $44.8 million from $44.1 million in 2004. The quarter increase is due primarily to:
-	Higher average distribution rates ($12.8 million), due primarily to the impact of new tariffs filed in 2005 to implement a base rate increase; and
-	Increased natural gas deliveries due to colder weather (about $6 million).
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Partially offsetting these positive factors were higher operating and maintenance costs ($15.1 million) including the impact of increased storage-related natural gas costs, natural gas and fuel costs to operate company equipment and facilities, and higher bad debt expense; and higher depreciation ($1.6 million).

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Shipping operating income for the twelve months ended December 31, 2005 increased to $40.4 million from $31.6 million in 2004, due primarily to higher average rates and increased volumes. For the 2005 fourth quarter, shipping operating income decreased to $8.6 million from $15.3 million in 2004. The decline for the quarter was due primarily to lower volumes shipped and higher operating costs relating to higher transportation-related expenses (including fuel, inland-freight and vessel charter costs); and increased legal and audit fees (in connection with the repatriation of foreign earnings and a reorganization of the shipping business, which became effective in January 2006, to take advantage of potential benefits under the Jobs Act). Partially offsetting these negative factors were higher average rates.

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Other energy ventures operating income for the twelve months ended December 31, 2005 decreased to $14.1 million from $19.3 million in 2004 due primarily to lower operating results in the company’s wholesale natural gas marketing business, partially offset by higher operating results in the company’s retail energy-related businesses. For the 2005 fourth quarter, other energy-related ventures operating income increased to $22.7 million from $20.5 million in 2004, due primarily to higher operating results in the company’s wholesale natural gas marketing business.

Lower 2005 annual operating results, as compared to 2004, in the company’s wholesale natural gas marketing business were due primarily to the negative impacts of required fair value accounting adjustments for derivatives used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the sale of natural gas in storage. For the 2005 fourth quarter, other energy ventures operating results, as compared to 2004, were increased by higher operating results in the company’s wholesale natural gas marketing business, due primarily to the partial turnaround of previous quarters’ negative fair value accounting adjustments. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged. The volatility resulting from this accounting can be significant from period to period.

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Corporate operating income for the 2005 twelve-month period included previously discussed net D&O recoveries of $29.9 million (pretax), as well as insurance recoveries of $2.8 million (pretax) related to previously incurred legal expenses. Corporate 2005 fourth quarter operating results, as compared to 2004, were impacted by higher corporate-related costs.

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A $38.5 million pretax charge recorded in the first quarter 2004 associated with the agreement to settle securities class action litigation announced in April 2004 significantly reduced 2004 corporate twelve-month operating results.

•	2005 twelve-month financial results, as compared to 2004, were impacted by higher pretax equity investment income and higher net interest expense.

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2005 twelve-month and fourth-quarter financial results were also impacted by the previously noted income tax benefit of $17 million associated with the repatriation of foreign earnings under provisions of the Jobs Act. During December 2005, the company’s shipping business repatriated approximately $132 million of cumulative undistributed foreign earnings.

Certain provisions of the Jobs Act impact income taxes related to the ongoing earnings of foreign subsidiaries of the company’s shipping business. Effective January 1, 2006, the company reorganized its shipping segment’s operations to take advantage of provisions of the Jobs Act to minimize the federal income taxes on its ongoing earnings. Generally, to the extent shipping earnings are not repatriated to the United States, such earnings are not expected to be subject to current federal taxation. In addition, to the extent such earnings are determined to be indefinitely reinvested offshore, no deferred income tax expense would be recorded by the company.

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2006 Earnings Outook
The company also announced its 2006 annual diluted earnings per common share estimate to be in the range of $2.30 to $2.50. The company’s annual outlook excludes, among other things, any future impacts associated with the pending rehearing related to the Illinois Commerce Commission’s (ICC) rate order, the ICC’s performance-based rate plan/purchased gas adjustment review or other contingencies. The company also indicated that its estimate does not reflect the variability in earnings due to fair value accounting adjustments in its wholesale natural gas marketing business and other impacts that could occur because of volatility in the natural gas markets. While these items could materially affect 2006 earnings, they are not currently estimable. The company's 2006 estimate also assumes normal weather for the remainder of the year.

The company’s annual earnings outlook for 2006 compared to 2005 is based on lower expected pretax operating results in the company's gas distribution segment, due primarily to the effects of significantly warmer than normal weather in early 2006; higher operating and maintenance expenses; and higher depreciation and interest expense; partially offset by the full year impact of a base rate increase approved in the fourth quarter 2005. Weather through February 20, 2006 has been approximately 330 degree days warmer than normal and approximately 205 degree days warmer than 2005. The company estimates that pretax operating results in its shipping segment will be comparable to 2005 levels (exclusive of the benefits related to the repatriation of foreign earnings and the costs of reorganization of shipping operations recorded in 2005). The company estimates results in its other energy-related businesses in 2006 will be improved over 2005.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

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Conference Call
As previously announced, the company will hold a conference call to discuss its fourth quarter 2005 financial results and 2006 outlook. The conference call will be held this morning, Friday, February 24, 2006 at 8:30 a.m. central, 9:30 a.m. eastern time. To hear the conference call live, please logon to Nicor’s corporate Web site at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 11:00 a.m. central time, Friday, March 10, 2006. To access the recording, call 1-888-286-8010, or 1-617-801-6888 for callers outside the United States, and enter reservation number 64616199. The call will also be archived on Nicor’s corporate Web site for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its principal businesses are Nicor Gas, one of the nation’s largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate”, or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and U.S. Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2005	2004	2005	2004

Operating revenues	$1,357.5	$894.6	$3,357.8	$2,739.7

Operating expenses
Gas distribution
Cost of gas	1,010.2	583.9	2,212.4	1,695.0
Operating and maintenance	76.3	61.2	254.8	234.9
Depreciation	38.6	37.0	154.5	148.8
Taxes, other than income taxes	47.0	37.6	171.0	158.5
Mercury-related costs (recoveries), net	.3	.2	.4	-
Property sale gains	(.2)	(.4)	(.4)	(5.9)
Shipping	95.2	82.0	338.1	279.1
Other energy ventures	44.6	39.9	142.9	136.0
Litigation charges (recoveries), net	-	-	(29.9)	38.5
Other corporate expenses and eliminations	(27.8)	(26.7)	(87.7)	(82.9)
Total operating expenses	1,284.2	814.7	3,156.1	2,602.0

Operating income	73.3	79.9	201.7	137.7
Interest expense, net of amounts capitalized	14.0	10.8	46.8	41.2
Equity investment income (loss), net	2.6	2.3	9.3	6.3
Interest income	1.6	.6	6.0	2.3
Other income (expense), net	.3	(.1)	.8	.2

Income before income taxes	63.8	71.9	171.0	105.3

Income tax expense, net of benefits	1.8	24.2	34.7	30.2

Net income	62.0	47.7	136.3	75.1
Dividends on preferred stock	-	-	-	-

Earnings applicable to common stock	$62.0	$47.7	$136.3	$75.1

Average shares of common stock outstanding
Basic	44.3	44.1	44.2	44.1
Diluted	44.4	44.3	44.4	44.3

Earnings per average share of common stock
Basic earnings per share	$1.40	$1.08	$3.08	$1.71
Diluted earnings per share	$1.40	$1.08	$3.07	$1.70

Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2005	2004	2005	2004

Operating revenues
Gas distribution	$1,217.0	$763.6	$2,909.6	$2,362.1
Shipping	103.8	97.3	378.5	310.7
Other energy ventures	67.3	60.4	157.0	155.3
Corporate and eliminations	(30.6)	(26.7)	(87.3)	(88.4)
	$1,357.5	$894.6	$3,357.8	$2,739.7

Operating income (loss)
Gas distribution	$44.8	$44.1	$116.9	$130.8
Shipping	8.6	15.3	40.4	31.6
Other energy ventures	22.7	20.5	14.1	19.3
Corporate and eliminations	(2.8)	-	30.3	(44.0)
	$73.3	$79.9	$201.7	$137.7

Net income	$62.0	$47.7	$136.3	$75.1

Earnings applicable to common stock	$62.0	$47.7	$136.3	$75.1

Average shares of common stock outstanding
Basic	44.3	44.1	44.2	44.1
Diluted	44.4	44.3	44.4	44.3

Earnings per average share of common stock
Basic earnings per share	$1.40	$1.08	$3.08	$1.71
Diluted earnings per share	$1.40	$1.08	$3.07	$1.70